Exhibit 3(g)


                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                           TXU EUROPE FUNDING I, L.P.


     This Agreement of Limited Partnership of TXU Europe Funding I, L.P. (the "Agreement"), is entered into by and between TXU Europe Limited, a private limited company incorporated under the laws of England and Wales, as general partner (the "General Partner"), and TXU Europe Capital I, a statutory business trust created under Delaware law, as limited partner (the "Limited Partner").

     The General Partner and the Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss.17-101, et seq.), as amended from time to
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time (the "Act"), and hereby agree as follows:

     1.   Name. The name of the limited partnership formed hereby is TXU Europe
          ----
Funding I, L.P. (the "Partnership").

     2.   Purpose. The Partnership is formed for the object and purpose of, and
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the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

     3.   Registered Office. The registered office of the Partnership in the
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State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th Floor,
Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

     4.   Registered Agent. The name and address of the registered agent of the
          ----------------
Partnership for service of process on the Partnership in the State of Delaware are RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

     5.   Partners. The name and the mailing address of the General Partner and
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the Limited Partner are as follows:

          General Partner:
          ---------------

          TXU Europe Limited
          The Adelphi
          1-11 John Adam Street
          London, England WC2N 6HT


          Limited Partner:
          ---------------

          TXU Europe Capital I
          Energy Plaza
          1601 Bryan Street
          Dallas, Texas 75201

     6.   Power. The powers of the General Partner include all powers, statutory
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and otherwise, possessed by general partners under the laws of the State of
Delaware.

     7.   Dissolution. The Partnership shall dissolve, and its affairs shall be
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wound up at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under ss. 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety
(90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

     8.   Capital Contributions. The partners of the Partnership have
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contributed the following amounts, in cash, and no other property, to the
Partnership:

          General Partner:
          ---------------

          TXU Europe Limited                 $15.00

          Limited Partner:
          ---------------

          TXU Europe Capital I               $85.00


     9.  Additional Contribution. No partner of the Partnership is required to
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make any additional capital contribution to the Partnership.

     10.  Allocation of Profits and Losses. The Partnership's profits and losses
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shall be allocated in proportion to the capital contributions of the partners of the Partnership.

     11.  Distributions. Distributions shall be made to the partners of the
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Partnership at the times and in the aggregate amounts determined by the General
Partner, subject to the provisions of the Act. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

     12.  Assignments.
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          (a) The Limited Partner may (i) assign all or any part of its partnership interest in the Partnership and (ii) withdraw from the Partnership, in each case, only with the consent of the General Partner.

          (b) The General Partner may (i) assign all or any part of its partnership interest in the Partnership and (ii) withdraw from the Partnership, in each case, without the consent of the Limited Partner.

     13.  Withdrawal. Except to the extent set forth in Section 12, no right is
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given to any partner of the Partnership to withdraw from the Partnership.

     14.  Admission of Additional or Substitute Partners.
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          (a) One (1) or more additional or substitute limited partners of the
Partnership may be admitted to the Partnership with only the consent of the General Partner.

          (b) Except as provided in Section 7, one (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

     15.  Liability of Limited Partner. The Limited Partner shall not have any
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liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

     16.  Governing Law. This Agreement shall be governed by, and construed
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under the laws of the State of Delaware, all rights and remedies being governed by said laws, without regard to conflict of laws principles.

     17.  Counterparts. This Agreement may be executed in any number of
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counterparts, each of which shall be deemed an original of this Agreement and all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the 22nd day of November 1999.


                                  GENERAL PARTNER:

                                  TXU EUROPE LIMITED


                                  By: /s/ Robert J. Reger, Jr.
                                     -------------------------------------------
                                     Robert J. Reger, Jr.
                                     Attorney-in-fact



                                  LIMITED PARTNER:

                                  TXU EUROPE CAPITAL I

                                  By TXU Business Services Company, as Depositor under the Trust Agreement of TXU Europe Capital I

                                  By:  /s/ Laura Anderson
                                     -------------------------------------------
                                     Laura Anderson
                                     Assistant Treasurer